                                                                    Exhibit 99.2


Information

               LOCKHEED MARTIN CORPORATION ANNOUNCES TENDER OFFERS
                 FOR UP TO $1.15 BILLION OF ITS OUTSTANDING DEBT

     BETHESDA, Md., August 6, 2003 -- Lockheed Martin Corporation (NYSE: LMT) announced today that it intends to offer to purchase for cash up to $1.15 billion in principal amount of two of its outstanding debt issues. The offer is for any and all of the outstanding 7.25% Notes due 2006, originally issued by Lockheed Martin Corporation (the "7.25% Notes"), and the outstanding 8.375% Debentures due 2024, originally issued by Loral Corporation (the "8.375% Debentures"), collectively the "Securities".

     Each tender offer will commence on Thursday, August 7, 2003, and expire at 5:00 p.m., New York City time, on Thursday, August 14, 2003, unless extended or earlier terminated. Holders of the Securities wishing to tender may do so at anytime between 9:00 a.m. and 5:00 p.m., New York City time, on any New York Stock Exchange trading day during the period in which the offers are open. A tender of Securities pursuant to the offers becomes irrevocable by the tendering holder at the time of tender, and there are no withdrawal rights with respect to the offers. Each offer is independent of the other offer and may be amended, extended or terminated independently of the other offers. The offers are not contingent upon the tender of any minimum principal amount of Securities. Lockheed Martin reserves the right to terminate, withdraw or amend each of the offers at any time and from time to time, subject to applicable law.

     The table below illustrates how the purchase price for each $1,000 principal amount of each Security tendered pursuant to the applicable offer will be determined. The purchase price will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread over the yield to maturity on the Referenced Security listed below at the time of tender, plus an amount equal to any accrued and unpaid interest to but excluding the date of payment of the purchase price.


                  Aggregate
                  Principal                             U.S. Treasury   Bloomberg
                    Amount      Series of   Maturity      Reference     Reference   Fixed     Dealer
CUSIP Number    Outstanding   Securities      Date        Security       Source     Spread    Manager
------------    -----------   ----------      ----        --------       ------     ------    -------
539830 AC 3      $750,000,000     7.25%      5/15/06     2.000% U.S.       PX5      30 bps    JPMorgan
                                  Notes                 Treasury Note
                                                         due May 2006

543859 AK 8      $400,000,000    8.375%      6/15/24     5.375% U.S.       PX8      95 bps    Goldman,
                               Debentures               Treasury Bond                         Sachs
                                                         due February
                                                             2031

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     The tender offers are made upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 7, 2003. J.P. Morgan Securities Inc. and Goldman, Sachs & Co. will serve as Dealer Managers for the tender offers. Settlement of the tender offers will occur on the third New York City business day following the date of tender of the applicable Securities. The 7.25% Notes, shall be repurchased only through J.P. Morgan Securities, Inc. The 8.375% Debentures shall be repurchased only through Goldman, Sachs & Co.

     Questions concerning the terms of the tender offers may be directed to J.P. Morgan Securities Inc. at (866) 834-4666 or Goldman, Sachs & Co at (800) 828-3182. Questions concerning the procedures for tendering Securities or requests for the Offer to Purchase documents may be directed to Morrow & Co., Inc., the Information Agent, at 800-654-2468 or 212-754-8000.

     Headquartered in Bethesda, Md., Lockheed Martin employs about 125,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. The corporation reported 2002 sales of $26.6 billion.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are considered forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks, uncertainties and other factors, many of which are beyond the Corporation's control, which could cause the Corporation's actual performance to be materially different from those expressed or implied by the statements. The Corporation expressly disclaims a duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect the occurrence of subsequent events, changed circumstances or changes in the Corporation's expectations.

In addition to the factors set forth in the Corporation's 2002 Form 10-K and first quarter 2003 Form 10-Q filed with the Securities and Exchange Commission (www.sec.gov), the following factors could affect the Corporation's forward-looking statements: the ability to obtain or the

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timing of obtaining future government awards; the availability of government funding and customer requirements both domestically and internationally; changes in government or customer priorities due to program reviews or revisions to strategic objectives (including changes in priorities in response to terrorist threats or to improve homeland security); difficulties in developing and producing operationally advanced technology systems; the level of returns on pension and retirement plan assets; charges from any future SFAS 142 review; the competitive environment; economic business and political conditions domestically and internationally; program performance; the timing and customer acceptance of product deliveries; performance issues with key suppliers and subcontractors; the Corporation's ability to achieve or realize savings for its customers or itself through its global cost-cutting program and other financial management programs; and the outcome of contingencies (including completion of any acquisitions and divestitures, litigation and environmental remediation efforts). These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.


                                      # # #



Investor Contact:
               James Ryan, (301) 897-6584, james.r.ryan@lmco.com
                                           ---------------------
               Randa Middleton, 301-897-6455; e-mail, randa.c.middleton@lmco.com
                                                      --------------------------
Media Contact:
               Meghan Mariman, 301-897-6195; email, meghan.mariman@lmco.com
                                                    -----------------------


        For additional information on Lockheed Martin Corporation, visit:
                          http://www.lockheedmartin.com
                          -----------------------------